UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):    September 1, 2010

LEUCADIA NATIONAL CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

NEW YORK
(State or Other Jurisdiction of Incorporation)

1-5721	13-2615557
(Commission File Number)	(IRS Employer Identification No.)

315 PARK AVENUE SOUTH, NEW YORK, NEW YORK	10010
(Address of Principal Executive Offices)	(Zip Code)

212-460-1900
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On August 9, 2010, Leucadia National Corporation (“Leucadia” or the “Company”) was advised that Fortescue Metals Group Ltd (“FMG”) is asserting that its subsidiary, Chichester Metals Pty Ltd (“FMG Chichester”), is entitled to issue additional subordinated notes in an unlimited amount identical to the $100,000,000 principal amount subordinated note of FMG Chichester held by Leucadia (the “Leucadia Subordinated Note”).  FMG further claims that any interest to be paid on additional subordinated notes can dilute, on a pro rata basis, Leucadia’s entitlement to the stated interest of 4% of the revenue, net of government royalties, invoiced from the iron ore produced from FMG’s Cloud Break and Christmas Creek mine areas.

This extraordinary claim comes four years after the issuance to Leucadia of the Leucadia Subordinated Note, during which time FMG has never asserted this purported right to dilute Leucadia’s interest in any of FMG’s public filings or other communications.  The Leucadia Subordinated Note was issued by FMG Chichester in August 2006 under a Note Deed Poll in the form set forth as a schedule to the July 15, 2006 Subscription Agreement among FMG, FMG Chichester and Leucadia, as amended (the “Subscription Agreement”).  Leucadia does not believe that FMG Chichester has the right to issue additional notes which affect Leucadia’s interest or that the interpretation by FMG of the terms of the Leucadia Subordinated Note, as currently claimed by FMG, reflects the agreement between the parties.  Leucadia is outraged that FMG and its chief executive officer, Andrew Forrest, now assert this claim.

Leucadia did not, and never would, agree to such dilution.  This was not bargained for in 2006, when Leucadia’s substantial investment in FMG through the Leucadia Subordinated Note and FMG shares enabled FMG to secure a $2 billion senior debt facility to finance its mining project. FMG and Forrest know full well that Leucadia invested in the Leucadia Subordinated Note upon the basis that the entire 4% belonged to Leucadia.

After attempting to convince FMG’s Board of Directors not to lend their names and support to this position, on September 1, 2010, Leucadia filed a Writ of Summons against FMG, FMG Chichester and Andrew Forrest in the Supreme Court of Western Australia.  The Writ of Summons seeks:

•
A declaration that the Subscription Agreement pursuant to which Leucadia purchased the Leucadia Subordinated Note does not permit the issuance of additional notes pursuant to the Note Deed Poll, which was incorporated into the terms of the Subscription Agreement, whether because of the true construction of the constituent documents or because of an implied term in the constituent documents.

•	To have the terms of the constituent documents rectified to confirm that notes in an amount exceeding $100,000,000 cannot be issued by FMG Chichester.
•	An injunction restraining FMG Chichester from issuing notes pursuant to the Note Deed Poll in an aggregate total amount exceeding $100,000,000.
•	Damages or indemnification from FMG and FMG Chichester against all losses incurred in connection with breaches of representations and warranties contained in the Subscription Agreement.
•
Damages, injunction and orders pursuant to the Australian Trade Practices Act 1974 (Commonwealth), Corporations Act 2001 (Commonwealth), Australian Securities and Investments Commission Act 2001 (Commonwealth) and Fair Trading Act 1987 (WA) against FMG and FMG Chichester for misleading and deceptive conduct.

•
Damages pursuant to the Australian Trade Practices Act 1974 (Commonwealth), Corporations Act 2001 (Commonwealth), Australian Securities and Investments Commission Act 2001 (Commonwealth) and Fair Trading Act 1987 (WA) against Andrew Forrest as a person knowingly concerned in the conduct of FMG and FMG Chichester, and for misleading and deceptive conduct.

•	Further relief as the court may determine, as well as costs and interest upon any sums awarded.

The Leucadia Subordinated Note has a maturity of 13 years from issuance, and is guaranteed by FMG.  Interest on the Leucadia Subordinated Note is equal to 4% of the revenue, net of government royalties, invoiced from the iron ore produced from the project’s Cloud Break and Christmas Creek areas.  The Leucadia Subordinated Note is unsecured and subordinated to the project’s senior secured debt.  Interest is payable semi-annually within 30 days of June 30th and December 31st of each year; however, cash interest payments on the Leucadia Subordinated Note had been deferred by FMG due to covenants contained in the project’s senior secured debt.  Any interest payment that was deferred earned simple interest at an annual rate of 9.5%.  On July 30, 2010, the Company received $154,900,000 (after withholding taxes) from FMG in payment of the accrued interest due through June 30, 2010.

If the litigation is ultimately determined adversely to Leucadia and additional notes are issued, the Company’s future cash flows from the Leucadia Subordinated Note and future results of operations would be materially and adversely affected to the extent of the dilution resulting from the issuance of such additional notes.  At June 30, 2010, the Company’s net investment in the Leucadia Subordinated Note was $203,500,000.  A copy of the form of Subscription Agreement, including the form of Note Deed Poll, was filed by Leucadia as Exhibits 10.1 and 10.2 to its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Leucadia National Corporation

Date: September 1, 2010	By:	/s/ Joseph A. Orlando
Name: Joseph A. Orlando
Title: Vice President and Chief Financial Officer